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                                                                     Exhibit 4.2

                           ASSIGNMENT

     This ASSIGNMENT is dated May 20, 1997 and is entered into between and among NORWALK SAVINGS SOCIETY, a Connecticut stock savings bank (the "Assignor"), NSS BANCORP, INC., a Connecticut corporation (the "Assignee"), and CHASEMELLON SHAREHOLDER SERVICES, LLC (the "Rights Agent")

     WHEREAS, the Assignor and the Rights Agent have entered into that certain Rights Agreement dated May 10, 1996, as amended by that certain Amendment to Rights Agreement dated as of February 28, 1997 (collectively, the "Rights Agreement");

     WHEREAS, section 27 of the Rights Agreement provides that all of the covenants and provisions of the Rights Agreement by or for the benefit of the Assignor or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns; and

     WHEREAS, pursuant to that certain Agreement and Plan of Reorganization entered into between the Bank and that Company dated May 20, 1997 (the "Plan"), the Bank is obligated to assign all right, title, and interest in the Rights Agreement to the Company and the Company is obligated to accept such assignment from the Bank.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Bank, the Company and the Rights
Agent agree as follows:

     1. Assignment. The Assignor hereby assigns to Assignee all right, title, and interest in and to the Rights Agreement and
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Assignee hereby accepts such assignment effective upon the
effective date of the Plan.

     2. Covenants of Assignor. Assignor warrants that the Rights Agreement is valid and is now in full force and effect and that all covenants and conditions of the Rights Agreement have been and continue to be fulfilled.

     3.   Covenants of Assignee; Performance of Duties. The
Assignee hereby agrees to perform all duties of the Assignor under the Rights Agreement, and shall indemnify and hold harmless
Assignor from any claim or demand made thereunder.

     4. Amendment to Rights Agreement. The following terms as used in the Rights Agreement shall have the following meaning:

          (a) Section 1(f) of the Rights Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                    (f)  "Common Stock" shall mean the Common
Stock, par value $0.01 per share, of NSS Bancorp, Inc., except that "Common Stock" when used with reference to any Person other than the Bank shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

          (b)  All references to the "Bank" made in the Rights
Agreement shall hereafter be deemed to refer not to "Norwalk
Savings Society" but instead to "NSS Bancorp, Inc."

     5. Acknowledgement of Rights Agent. The Rights Agent hereby acknowledges that all right, title, and interest in the Rights Agreement previously vested in the Assignor has been validly assigned to and accepted by the Assignee. The Rights Agent hereby releases the Assignor from all of Assignor's obligations to perform under the Rights Agreement and agrees to accept performance of all obligations thereunder by the Assignee.

     IN WITNESS WHEREOF, the undersigned parties have executed this Assignment this 20th day of May, 1997.


                         NORWALK SAVINGS SOCIETY


                         By: /s/ Robert T. Judson
                             Robert T. Judson
                             Its President


                         NSS BANCORP, INC.

                         By: /s/ Robert T. Judson
                             Robert T. Judson
                             Its President



                         CHASE MELLON SHAREHOLDERS SERVICES, LLC


                         By: /s/ Harriet Drandoff
                             Harriet Drandoff
                             Its Relationship Manager